Exhibit 99.1

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com Marilyn Keys Investor Relations Quantum Corp. (408) 944-4450 ir@quantum.com	For Release: Oct. 27, 2009 1:05 p.m. PDT

QUANTUM CORPORATION REPORTS FISCAL SECOND QUARTER RESULTS

Highlights:

•	Total revenue of $175 million – up 9 percent sequentially

•	GAAP gross margin rate of 43.8 percent – highest in more than eight years

•	GAAP net income of $11 million – highest in nearly five years

•	Disk systems and software revenue of $28 million – up 36 percent year-over-year and 47 percent sequentially

SAN JOSE, Calif., Oct. 27, 2009 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that revenue for its fiscal second quarter (FQ2’10), ended Sept. 30, 2009, was $175 million. This represented a 19 percent decline from the same period last year (FQ2’09), primarily due to the significantly weaker economy, a continued sales mix shift toward higher margin opportunities, and lower royalties (partly reflecting a one-time royalty payment from Riverbed Technology, Inc. last year). Despite the year-over-year decline, revenue grew 9 percent on a sequential basis. In addition, the company increased its GAAP gross margin rate to 43.8 percent and GAAP operating income margin to 8.5 percent – up from 38.5 percent and 2.6 percent, respectively, in FQ2’09. In both cases, this was the highest level achieved in more than eight years.

Quantum also reported its second consecutive quarter of GAAP profits, with $11 million in net income, or basic earnings per share of six cents. This compared to a GAAP net loss of $3 million in FQ2’09 and represented the company’s best performance in nearly five years. The $11 million profit included a $2 million net gain related to the retirement of convertible debt, offset by $9 million in amortization of intangibles, $3 million in stock-based compensation charges and $2 million in restructuring costs. The net impact of these four items reduced basic earnings per share by five cents.

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Quantum generated $31 million in cash from operations for the quarter, paid down $20 million of its senior debt and ended the quarter with $85 million in cash and cash equivalents.

“Despite the continuing impact of the economic downturn and changes in the deduplication landscape, we delivered some of our best results in many years,” said Rick Belluzzo, chairman and CEO of Quantum. “This included significantly higher gross margin rates, operating income and margins, and net income, compared to both last year and the prior quarter. We also generated strong growth in disk systems and software revenue, with our branded DXi backup/deduplication sales up significantly, both year-over-year and sequentially.

“Our September quarter results reflect a number of initiatives we have implemented over the past year, as well as an aggressive shift we made in our go-to-market focus during the quarter in response to changed industry dynamics,” continued Belluzzo. “While we have more work to do in completing our transformation to a storage systems company, our performance clearly shows the substantial progress we’ve made.”

Quantum’s product revenue, which includes sales of the company’s hardware and software products, totaled $118 million in FQ2’10. This represented a decrease of $25 million from FQ2’09, primarily reflecting expected declines in both OEM tape automation sales and OEM devices and media revenue.

Disk systems and software revenue, inclusive of related software maintenance and service revenue, was $28 million in the September quarter. This was up approximately $7 million from the same quarter last year, primarily due to record sales of Quantum’s DXi7500 enterprise disk backup and deduplication system. Contributing to these record sales were several deals of more than a million dollars, including new DXi account wins at one of the top utility companies in the world and another national utility provider in Europe. Other notable DXi7500 wins included a large deal with one of the biggest U.S. insurance companies – a new DXi customer – and repeat business with one of the largest wireless providers in America, a U.S. Federal Reserve Bank and Aéroports de Paris.

The increase in disk systems and software revenue also included modest growth in StorNext® sales on both a year-over-year and sequential basis. In addition to a strong contribution from federal government business, Quantum closed several major StorNext deals, including a new win at one of the leading U.S. cable TV networks and repeat purchases by a large multimedia retailer and one of the biggest system integrators in China.

Looking beyond FQ2’10, Quantum said it expects to build on its branded revenue momentum in disk systems and software with last week’s announcement of the company’s new DXi6500 family, a set of preconfigured disk backup and deduplication appliances targeted at the midrange NAS market and optimized for sale through independent channel partners (see press release titled, “New Quantum DXi6500 Family Delivers Unparalleled Combination of Simplicity and Value in Midrange Deduplication,” Oct. 21, 2009).

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Conference Call and Audio Webcast Notification

Quantum will hold a conference call today, Oct. 27, 2009, at 2:00 p.m. PDT, to discuss its fiscal second quarter results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (480) 629-9643 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, Oct. 27, 2009, at 2:00 p.m. PDT. Site for the webcast and related information: http://www.quantum.com/investors.

About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. This includes the DXi™-Series, the first disk backup solutions to extend the power of data deduplication and replication across the distributed enterprise. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum, the Quantum logo and StorNext are registered trademarks of Quantum Corporation and its affiliates. DXi is a trademark of Quantum Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement: This press release contains “forward-looking” statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Specifically, but without limitation, the statement that Quantum expects to build on its branded revenue momentum in disk systems and software with last week’s announcement of the company’s new DXi6500 family, is a forward-looking statement within the meaning of the Safe Harbor. All forward-looking statements in this press release are based on information available to Quantum on the date hereof. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum’s actual results to differ materially from those implied by the forward-looking statements. These risks include operational difficulties, unforeseen technical limitations, unexpected material deviation in product operation, the ability of competitors to introduce new solutions that compete more successfully with our solutions, unexpected changes in market conditions and unanticipated changes in customers’ needs or requirements, as well as the risks set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2009 and in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 30, 2009. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Revenue:
Product	$118,327	$143,192	$223,551	$300,776
Service	39,757	41,579	78,659	83,836
Royalty	16,842	30,619	33,056	52,569

Total revenue	174,926	215,390	335,266	437,181

Cost of revenue:
Product	73,077	99,631	145,163	214,634
Service	25,220	32,884	51,831	64,833

Total cost of revenue	98,297	132,515	196,994	279,467
Gross margin	76,629	82,875	138,272	157,714

Operating expenses:
Research and development	16,907	18,766	33,439	37,756
Sales and marketing	27,880	38,148	55,173	78,185
General and administrative	15,218	19,820	29,723	41,845
Restructuring charges	1,696	457	4,806	407

	61,701	77,191	123,141	158,193

Income (loss) from operations	14,928	5,684	15,131	(479)

Interest income and other, net	1,265	(385)	1,269	1,097
Interest expense	(6,935)	(7,510)	(12,586)	(16,285)
Gain on debt extinguishment, net of costs	1,569	—	12,859	—

Income (loss) before income taxes	10,827	(2,211)	16,673	(15,667)
Income tax provision (benefit)	(528)	1,053	310	1,935

Net income (loss)	$11,355	$(3,264)	$16,363	$(17,602)

Net income (loss) per share:
Basic	$0.06	$(0.01)	$0.08	$(0.08)
Diluted	0.04	(0.01)	0.02	(0.08)

Income (loss) for purposes of computing net income (loss) per share:
Basic	$11,355	$(3,264)	$16,363	$(17,602)
Diluted	9,792	(3,264)	4,753	(17,602)

Weigheted average common and common equivalent shares:
Basic	212,475	208,960	211,372	207,943
Diluted	213,794	208,960	225,752	207,943

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Included in the above Statements of Operations:

	Three Months Ended		Six Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Amortization of intangibles:
Cost of revenue	5,499	6,730	10,974	13,648
Research and development	100	100	200	200
Sales and marketing	3,394	4,117	6,788	8,248
General and administrative	25	25	50	50

	9,018	10,972	18,012	22,146

Share-based compensation:
Cost of revenue	319	603	619	958
Research and development	582	807	1,220	1,572
Sales and marketing	760	972	1,218	1,713
General and administrative	1,014	684	1,756	1,517

	2,675	3,066	4,813	5,760

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2009	March 31, 2009*
Assets
Current assets:
Cash and cash equivalents	$84,772	$87,305
Accounts receivable, net	106,007	107,851
Manufacturing inventories	51,069	61,237
Service parts inventories	57,140	63,029
Deferred income taxes	9,917	9,935
Other current assets	18,353	24,745

Total current assets	327,258	354,102
Long-term assets:
Property and equipment, less accumulated depreciation	25,495	28,553
Purchased technology, less accumulated amortization	37,974	49,148
Other intangible assets, less accumulated amortization	53,250	60,088
Goodwill	46,770	46,770
Other long-term assets	10,859	10,708

Total long-term assets	174,348	195,267

	$501,606	$549,369

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$50,362	$45,182
Accrued warranty	7,100	11,152
Deferred revenue, current	103,538	84,079
Current portion of long-term debt	1,884	4,000
Current portion of convertible subordinated debt	22,099	—
Accrued restructuring charges	5,392	4,681
Accrued compensation	28,648	27,334
Income taxes payable	2,569	4,752
Other accrued liabilities	25,599	34,550

Total current liabilities	247,191	215,730
Long-term liabilities:
Deferred revenue, long-term	28,096	32,082
Deferred income taxes	10,906	11,190
Long-term debt	306,841	244,000
Convertible subordinated debt	—	160,000
Other long-term liabilities	7,122	6,326

Total long-term liabilities	352,965	453,598
Stockholders’ deficit	(98,550)	(119,959)

	$501,606	$549,369

*	Derived from the March 31, 2009 audited Consolidated Financial Statements.

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	September 30, 2009	September 30, 2008
Cash flows from operating activities:
Net income (loss)	$16,363	$(17,602)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	6,257	8,524
Amortization	19,513	23,333
Service parts lower of cost or market adjustment	4,391	9,068
Gain on debt extinguishment	(15,613)	—
Deferred income taxes	(266)	174
Share-based compensation	4,813	5,760
Changes in assets and liabilities:
Accounts receivable	1,844	34,976
Manufacturing inventories	7,937	(7,490)
Service parts inventories	3,729	(1,099)
Accounts payable	5,180	(19,973)
Accrued warranty	(4,052)	(4,622)
Deferred revenue	15,473	3,356
Accrued restructuring charges	711	(320)
Accrued compensation	1,314	960
Income taxes payable	(2,183)	(154)
Other assets and liabilities	(690)	(4,312)

Net cash provided by operating activities	64,721	30,579

Cash flows from investing activities:
Purchases of property and equipment	(3,096)	(3,025)

Net cash used in investing activities	(3,096)	(3,025)

Cash flows from financing activities:
Borrowings of long-term debt, net	120,042	—
Repayments of long-term debt	(60,992)	(90,000)
Repayments of convertible subordinated debt	(122,288)	—
Payment of taxes due upon vesting of restricted stock	(928)	(759)
Proceeds from issuance of common stock, net	8	2,739

Net cash used in financing activities	(64,158)	(88,020)

Net decrease in cash and cash equivalents	(2,533)	(60,466)
Cash and cash equivalents at beginning of period	87,305	93,643

Cash and cash equivalents at end of period	$84,772	$33,177

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